SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                       MULTI-LINK TELECOMMUNICATIONS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                Colorado                                84-1334687
      ------------------------------                 ------------------
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                 Identification No.)


        4704 Harlan Street, Suite 420
              Denver, Colorado                              80212
     --------------------------------------                --------
    (Address of Principal Executive Offices)              (Zip Code)


                        OPTIONS TO PURCHASE COMMON STOCK
                                       AND
                            AMENDED STOCK OPTION PLAN
                        --------------------------------
                            (Full title of the plan)

                               Nigel V. Alexander
                          4704 Harlan Street, Suite 420
                             Denver, Colorado 80212
                      -------------------------------------
                     (Name and address of agent for service)

                                  720.855.0440
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee

=======================================================================================================================
                                                   Proposed maximum         Proposed maximum
Title of securities      Amount to                 offering price per       aggregate offering       Amount of
To be registered         be registered             share                    price                    registration fee
-------------------      -------------             ------------------       ------------------       ----------------
Common Stock             263,030 shares                $6.75(1)                 $1,184,591.25          $ 329.30
Common Stock             138,525 shares                $3.03(2)                 $  419,752.00          $ 116.69
Common Stock             124,505 shares                $3.95(2)                 $  491,464.00          $ 136.63
                                                                                                        -------
TOTAL                      XXX                           XXX                         XXX               $ 582.62
=======================  ========================= =======================  ======================== ===================


    (1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported on the Nasdaq SmallCap Market on September 16, 1999 pursuant to Rule 457(c).

    (2) Estimated solely for the purpose of calculating the registration fee based on the exercise prices of the outstanding options pursuant to Rule 457(h)(1).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The required plan information is included in documents being maintained and that will be delivered by Multi-Link Telecommunications, Inc. ("Multi-Link"), as required by Rule 428(b)(1) of the Securities Act of 1933, as amended ("Securities Act").

Item 2.   Registrant Information and Employee Plan Annual Information.

     Multi-Link shall provide a written statement to participants advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference into the Section 10(a) prospectus, and of other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. The statement will include the address, listing the title or department, and telephone number to which the request is to be directed.















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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The  following   documents  of  Multi-Link  are   incorporated   into  this
registration statement by reference:

     o    prospectus dated May 14, 1999, filed pursuant to Rule 424(b);

     o Item 1 of registration statement on Form 8-A dated May 10, 1999, that relates to the description of Multi-Link's securities;

     o    quarterly  report on Form 10-QSB for the quarter ended March 31, 1999;
          and

     o    quarterly report on Form 10-QSB for the quarter ended June 30, 1999.

     All documents filed by Multi-Link pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing such documents.

Item 4.   Description of Securities.

     No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under
Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

     The statutes, charter provisions, bylaws, contracts, or other arrangements under which any controlling person, director, or officer of Multi-Link is insured or indemnified in any manner against liability which he may incur in his capacity as such are as follows:

     o Sections 7-109-102 to 7-109-110, inclusive, of the Colorado Business Corporation Act give Colorado corporations powers to indemnify their directors, officers, employees, fiduciaries and agents against liability incurred in any proceeding to which they are made parties by reason of being or having served in such capacities, subject to specified conditions and exclusions; to authorize



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



the payment for or reimbursement of reasonable expenses incurred by such persons in such proceedings; to mandate indemnification of directors and officers who are successful on the merits; and to permit corporations to obtain directors' and officers' liability insurance.

     o Article V.A. of Multi-Link's Restated Articles of Incorporation provides that Multi-Link shall indemnify, to the maximum extent permitted by law, any person who is or was a director or officer of Multi-Link, and may indemnify any other person against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of Multi-Link or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at Multi-Link's request. The Restated Articles of Incorporation go on to state that Multi-Link shall further have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification, advance expenses to persons indemnified by Multi-Link, and provide indemnification to any person by general or specific action of the board of directors, the bylaws of Multi-Link, contract or otherwise.

     o Article V.B. of Multi-Link's Restated Articles of Incorporation states the following:

          No director of Multi-Link shall have any personal liability to Multi-Link or its shareholders for monetary damages for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to Multi-Link or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to Multi-Link or to its shareholders; (ii) acts or omissions not in good faith or which involve intention misconduct or a knowing violation of law; (iii) voting or assenting to a distribution which, after giving effect to the distribution, would result in
(a) Multi-Link not being able to pay its debts as they become due, or (b) Multi-Link's total assets being less than the sum of its total liabilities plus amounts needed to satisfy preferential rights upon dissolution of Multi-Link, but only if it is established that the director did not perform his duties in good faith, with the care of an ordinary prudent person in a like position under similar circumstances, and in a manner he believed to be in the best interests of Multi-Link, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of this paragraph; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. If the [Colorado Business Corporation] Act is hereafter amended or suspended and such amendment or suspending statute eliminates or limits further, or allows Multi-Link to eliminate or limit further, the liability of a director, then addition to the elimination and limitation of liability provided by the preceding, the liability of each director shall be eliminated or limited to the fullest extent permitted by the [Colorado Business Corporation] Act, as so amended, or such superseding statute. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any rights he may have for contribution from any other director or other person.

     o Article VI of the Restated Bylaws of Multi-Link includes provisions requiring Multi-Link to indemnify, with certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Multi-Link against reasonably



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incurred expenses  (including  attorneys'  fees),  judgments,  penalties,  fines
(including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with Multi-Link, that his conduct was in Multi-Link's best interest, or (ii) in all other cases (except criminal cases) that his conduct was at least not opposed to Multi-Link's best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.   Exemption from Registration Claimed.

     No response is required to Item 7 because restricted securities are not to be reoffered or resold pursuant to this registration statement.

Item 8.   Exhibits.

     The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.      Description and Method of Filing
----------       --------------------------------

Exhibit 5.1      Opinion of Smith McCullough, P.C. on legality of stock offered.
Exhibit 23.1     Consent of Hein + Associates LLP.
Exhibit 23.2     Consent of Smith McCullough, P.C. (See Exhibit 5.1).

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;



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


     (d) that for purposes of determining any liability under the Securities Act of 1933, each filing of Multi-Link's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (e) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Multi-Link pursuant to the foregoing provisions, or otherwise, Multi-Link has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Multi-Link of expenses incurred or paid by a director, officer or controlling person of Multi-Link in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Multi-Link will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 22, 1999.

                                 MULTI-LINK TELECOMMUNICATIONS, INC.


                                 By: /s/ Nigel V. Alexander
                                    --------------------------------------------
                                     Nigel V. Alexander, Chief Executive Officer


                                 By: /s/ David J. Cutler
                                     -------------------------------------------
                                     David J. Cutler, Chief Financial Officer


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date
---------                            -----                    ----


/s/ Nigel V. Alexander               Director                 September 8, 1999
--------------------------------
Nigel V. Alexander


/s/ Shawn B. Stickle                 Director                 September 8, 1999
--------------------------------
Shawn B. Stickle


/s/ Keith R. Holden                  Director                 September 8, 1999
--------------------------------
Keith R. Holden


/s/ R. Brad Stillahn                 Director                 September 8, 1999
--------------------------------
R. Brad Stillahn






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